                                                                      EXHIBIT 12

                               LAND O'LAKES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)

                                                        Six months ended
                                                            June 30,                      Year Ended December 31,
                                                      --------------------  --------------------------------------------------------
                                                        2004       2003       2003         2002        2001       2000       1999
                                                        ----       ----       ----         ----        ----       ----       ----
Earnings:
Earnings before income taxes ......................   $ 73,557   $ 50,881   $ 99,597    $ 92,570    $ 61,470    $ 83,140   $ 20,238
(Less) add: Equity in (earnings) loss of affiliated
  companies .......................................    (66,526)   (50,431)   (57,145)    (22,675)    (48,583)     35,566     (7,282)
Add (less): Minority interest in earnings (loss)
  of subsidiaries .................................      1,120      2,916      6,366       5,487       6,882      (1,405)      (140)
Add: Distributed income of equity investees .......     14,452      2,798     37,356      26,558       3,548       1,477       --
Add: Fixed Charges (1) ............................     55,376     50,198    105,737      99,109      75,847      72,284     60,531
Less: Capitalized interest ........................       --           (8)        (8)       (143)       (126)     (1,457)    (1,735)
                                                      ------------------------------------------------------------------------------
        Earnings available to cover fixed charges .   $ 77,979   $ 56,354   $191,903    $200,906    $ 99,038    $189,605   $ 71,612
Ratio of earnings to fixed charges ................       1.4x       1.1x       1.8x        2.0x        1.3x        2.6x       1.2x

(1) Fixed charges consist of the following:

                                                           Six months ended
                                                               June 30,                       Year Ended December 31,
                                                               --------                       -----------------------
                                                          2004        2003        2003       2002        2001      2000       1999
                                                          ----        ----        ----       ----        ----      ----       ----
Interest expense, gross .............................   $ 47,081    $ 41,961    $ 88,517    $84,305    $64,262    $61,714    $51,631
Rentals (interest factor) ...........................      8,295       8,237      17,220     14,804     11,585     10,570      8,900
                                                        ----------------------------------------------------------------------------
    Total fixed charges .............................   $ 55,376    $ 50,198    $105,737    $99,109    $75,847    $72,284    $60,531